EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 9 to Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: April 14, 2016

ESES HOLDINGS (FZE)

By:	/s/ Ahmed Shayan Fazlur Rahman, by Sandeep Jaswal as attorney-in-fact
Name: Title:	Ahmed Shayan Fazlur Rahman Owner and Director

/s/ Ahmed Shayan Fazlur Rahman, by Sandeep Jaswal as attorney-in-fact
Ahmed Shayan Fazlur Rahman